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                           SCHEDULE 14A INFORMATION
  PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF
                                     1934

                              (AMENDMENT NO.    )

Filed by the Registrant [_]
Filed by a Party other than the Registrant [_]

Check the appropriate box

[_] Preliminary Proxy Statement
[_] Confidential, for Use of the Commission Only (as permitted by Rule 14a-
    6(e)(2))
[X] Definitive Proxy Statement
[_] Definitive Additional Materials
[_] Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                             MILLIPORE CORPORATION
-------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

                             MILLIPORE CORPORATION
-------------------------------------------------------------------------------
                  (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (check the appropriate box):

[X] No fee required.

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

  1) Title of each class of securities to which transaction applies:
    -------------------------------------------------------------------------
  2) Aggregate number of securities to which transaction applies:
    -------------------------------------------------------------------------
  3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
    -------------------------------------------------------------------------
  4) Proposed maximum aggregate value of transaction:
    -------------------------------------------------------------------------
  5) Total fee paid:
    -------------------------------------------------------------------------

[_] Fee paid previously with preliminary materials.
[_] Checkbox if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

  1) Amount Previously Paid: __________________________________________________
  2) Form, Schedule or Registration Statement No.: ____________________________
  3) Filing Party: ____________________________________________________________
  4) Date Filed: ______________________________________________________________

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


                         [MILLIPORE LOGO APPEARS HERE]

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD APRIL 17, 1997

To the Stockholders of
 Millipore Corporation

  The Annual Meeting of Stockholders of Millipore Corporation ("Millipore") for 1997 will be held at Millipore's Offices, 80 Ashby Road, Bedford, Massachusetts 01730 on Thursday, April 17, 1997 at 11:00 a.m. local time, for the following purposes:

  1. To elect for a three-year term (expiring in 2000) the three Class I Directors; and

  2. To transact such other business as may properly come before the meeting and any adjournments thereof.

  Stockholders of record on the books of Millipore at the close of business on February 21, 1997 will be entitled to receive notice of and to vote at the meeting and any adjournments thereof.

                                          By Order of the Board of Directors
                                          John E. Beard, Clerk

Bedford, Massachusetts
March 21, 1997

  WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING IN PERSON, PLEASE COMPLETE, SIGN AND RETURN THE ENCLOSED PROXY PROMPTLY TO ASSURE YOUR REPRESENTATION AT THE MEETING.

                             MILLIPORE CORPORATION
                                 80 ASHBY ROAD
                         BEDFORD, MASSACHUSETTS 01730
                                 617 275-9200

                               ----------------

                                PROXY STATEMENT

                               ----------------

  This Proxy Statement is being furnished to stockholders of Millipore Corporation (hereinafter "Millipore" or the "Company") in connection with the solicitation of proxies for use at the Annual Meeting of Stockholders of Millipore, and at any adjournments thereof. The meeting will be held at the offices of Millipore, 80 Ashby Road, Bedford, Massachusetts on Thursday, April 17, 1997 at 11:00 a.m. This solicitation of proxies is being made on behalf of Millipore by its Board of Directors. This Proxy Statement and the accompanying form of proxy are being mailed to stockholders on or about March 21, 1997.

  The Board of Directors of Millipore has fixed the close of business on February 21, 1997 as the record date for the determination of stockholders entitled to notice of and to vote at the meeting. As of February 21, 1997, there were approximately 43,400,000 shares of Millipore Common Stock issued, outstanding and entitled to vote. Each stockholder is entitled to one vote per share of Common Stock held by such stockholder on each matter submitted to a vote.

  All properly executed proxies will be voted at the meeting in accordance with the instructions contained thereon. Unless a contrary specification is made thereon, it is the intention of the persons named on the accompanying proxy to vote FOR the election of the nominees for Directors, and otherwise in the discretion of the proxies. A stockholder executing and returning a proxy has the power to revoke it at any time before it is voted at the meeting by filing with the Clerk of Millipore an instrument revoking it, by submitting a duly executed proxy bearing a later date, or by attending the meeting and voting in person. Attendance at a meeting will not, in and of itself, constitute revocation of a proxy.

  Millipore will bear the costs of solicitation of proxies. In addition to the use of the mails, proxies may be solicited by personal interview, telephone and telegram by the Directors, officers and employees of Millipore, without additional compensation to them. Arrangements have been made with Corporate Investor Communications, Inc., to solicit proxies from brokerage houses, custodians, nominees and other fiduciaries and to provide for the forwarding of solicitation materials to the beneficial owners of stock held of record by such persons. It is estimated that the cost of such solicitation arrangements will be approximately $5,000 plus reimbursement of such custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred in connection with the forwarding of solicitation materials.

                          CONFIDENTIAL VOTING POLICY

  Millipore has had in effect since 1992 a Confidential Stockholder Voting Policy which is intended to encourage stockholders to cast votes on issues presented to them as stockholders without concern for the impact that their vote might have on their other relationships with Millipore, whether as employee, supplier, customer, or in any other capacity. The policy provides, among other matters, that Millipore will arrange for the tabulation of all stockholder votes by representatives of its transfer agent or by persons who are otherwise unaffiliated with Millipore and not in the employ of the Company. The persons who tabulate votes and who have custody of proxies, ballots and other voting materials have been instructed as to this policy of confidentiality and to handle all such materials (or to destroy them) in a way that does not reveal the identity and vote of any stockholder specifically, and have been asked to certify compliance with this policy at the completion of each meeting of stockholders.

  Millipore's Confidential Voting Policy does not interfere with the entitlement of its officers, employees and agents to seek the identity of those stockholders who have not voted for the purpose of encouraging them to do so.

  In the event of a proxy contest, or the like, Millipore need not abide by its policy of confidentiality unless the opposition similarly agrees to do so.

  Failure in any instance to conform to this policy shall not invalidate any ballot or proxy or otherwise affect any action taken by stockholders of Millipore.

  Millipore has retained The First National Bank of Boston, its Transfer Agent, to tabulate the vote in connection with the matters to be acted upon at the Annual Meeting and has instructed the Bank as to the Company's Confidential Stockholder Voting Policy.

  The holders of a majority in interest of all stock issued, outstanding and entitled to vote are required to be present in person or be represented by proxy at the Meeting in order to constitute a quorum for the transaction of business. When any matter to be acted upon at the Annual Meeting requires, in accordance with the laws of the Commonwealth of Massachusetts, a favorable vote by stockholders who hold at least a majority of the Common Stock outstanding, both abstentions and broker "non votes" will be considered a vote "Against" the matter; when the matter to be acted upon requires only a favorable vote by stockholders who hold either a plurality or a majority of the shares present and eligible to vote at the meeting, abstentions will again be considered a vote "Against" the matter; but broker "non votes" will have no affect on the outcome, i.e., they will not be considered.

                     MANAGEMENT AND ELECTION OF DIRECTORS

  Millipore's By-laws provide for the division of the number of its Directors into three classes. The term of one class of Directors expires each year in rotation so that one class is elected at each Annual Meeting for a full three-year term (except with respect to Directors being elected to fill vacancies).

  Stockholders this year will be voting on the election of the three individuals identified as Class I Directors, whose terms will expire at the Annual Meeting of Stockholders in 2000. Each nominee in Class I is now a director of Millipore and was elected as such at the 1994 Annual Meeting of Millipore Stockholders, except for Mr. Zadel who was elected to the Board of Directors at the 1996 Annual Meeting of Stockholders. All nominees have been designated as such by the Board of Directors based on the recommendations of the Board Organization, Nominating and Public Policy Committee. No member of either Committee is an employee of Millipore. The other six Directors will continue in office for the remainder of their terms as indicated below.

  Unless otherwise specified, the accompanying form of proxy will be voted for the election of the nominees listed below. A stockholder may withhold his or her vote from any nominee by notation of that fact on the enclosed proxy. All nominees have consented to being named herein and have agreed to serve if elected. If any such nominee should become unable to serve, a circumstance which is not anticipated, the proxies may be voted to fix the number of Directors at such lesser number as are available to serve, or for a substitute nominee designated by the Board of Directors.

  A FAVORABLE VOTE BY STOCKHOLDERS WHO HOLD AT LEAST A PLURALITY OF THE COMMON STOCK OF MILLIPORE PRESENT OR REPRESENTED BY PROXY AT THE ANNUAL MEETING AND VOTING THEREON IS REQUIRED FOR THE ELECTION OF THE CLASS I DIRECTORS.

    NOMINEES FOR ELECTION AS DIRECTORS FOR TERMS EXPIRING IN 2000 (CLASS I)
-------------------------------------------------------------------------------

               Mark Hoffman, 58, Independent Investor and Consultant


                 Mr. Hoffman received an undergraduate degree from Harvard
               College, a Masters degree in economics from Cambridge University and an M.B.A. from the Harvard Graduate School of Business Administration. In 1963, as an M.I.T. Fellow in Africa, Mr. Hoffman joined the East African Common Services Organization. In 1966, Mr. Hoffman joined International Finance Corporation (investment banking affiliate of the World Bank). From 1969 to 1974, Mr. Hoffman served as a Director of Hambros
Bank, Ltd., London, England. From 1975 to 1981, Mr. Hoffman was Senior Vice President and Chief Financial Officer of George Weston, Ltd., and was appointed President of its Resource Group in 1981. From 1982 until 1984, when he undertook his current activities as an independent investor and consultant, Mr. Hoffman served as Managing Director of Guinness Peat Group p.l.c., engaged through subsidiaries worldwide in merchant banking, insurance brokerage, leasing, property, energy and other management and financial service activities. Mr. Hoffman is currently Chairman of Hamilton Lunn Holdings Limited, an independent advisory and investment firm, and of Cambridge Research Group Limited, a development capital and technology transfer company in Cambridge, England. Mr. Hoffman also serves as a Director of George Weston Limited, Toronto; Advent International Corporation, Boston; and Guinness Flight Global Asset Management Limited, London.



Member:  Management Development          First elected a Director:         1976
         and Compensation Committee


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               John F. Reno, 57, Chairman, President and Chief Executive
               Officer, Dynatech
               Corporation


                 Mr. Reno received an undergraduate degree from Dartmouth
               College and an M.B.A. from Northwestern University. In 1964, Mr. Reno joined G. H. Walker & Co., an investment banking firm in New York City, and served in various capacities prior to becoming a partner in that firm. In 1974, Mr. Reno joined Dynatech Corporation, manufacturer of a diversified line of proprietary electronic microprocessor-based equipment, instruments and systems, as General Manager and President of the Cryomedical Division. He subsequently held a number of senior management positions, including Vice President for Corporate Development (1979); Senior Vice President for Corporate Development (1982); Executive Vice President (1987) and President and Chief Operating Officer (1991). Mr. Reno assumed his current position as President and Chief Executive Officer in 1993, Chairman in 1996, and is a member of the Board of Directors. He is a trustee and Chairman of the Finance Committee of the Boston Museum of Science. Mr. Reno is the founder of "A Better Chance" program for disadvantaged youths in Winchester, Massachusetts, and a Director of the Massachusetts Business Roundtable and the Massachusetts Telecommunications Council.



Chairman: Management Development         First elected a Director:         1993
          and Compensation Committee

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               C. William Zadel, 53, Chairman, President and Chief Executive
               Officer, Millipore
               Corporation


                 Mr. Zadel graduated from the United States Military Academy at West Point, N.Y., where he received a Bachelor of Science degree and his commission in the U.S. Marine Corps in 1965. He also received an M.B.A. from the University of Chicago. After completing his military service in 1969, Mr. Zadel joined Quaker Oats Co., a consumer products manufacturer, where he served in several management positions in that Company's personnel, manufacturing and marketing operations. From 1974, when he joined Johnson & Johnson, Co., until 1977, Mr. Zadel served in various management capacities with this manufacturer of medical and healthcare products and supplies. In 1977 Mr. Zadel became Manager of Corporate Strategic Planning for Abbott Laboratories, a pharmaceutical and diagnostic device manufacturer, assuming the position of General Manager of Abbott Medical Electronics Corporation in 1979. In 1983, he joined Corning Glass Works (now Corning Inc.), a manufacturer of laboratory science and speciality materials, as Vice President of Business Development, becoming Senior Vice President of Corning's Americas Operations in 1985. In 1986, Mr. Zadel became President and Chief Executive Officer of the Ciba Corning Diagnostics Corp. (the joint venture between Ciba-Geigy, a Swiss pharmaceutical company and Corning Inc., which became a wholly-owned subsidiary of Ciba-Geigy in 1989 and was acquired by Chiron Inc. in 1995). On February 20, 1996, Mr. Zadel was elected, effective April 1, 1996, Chairman, President and Chief Executive Officer of Millipore Corporation. Mr. Zadel currently serves on the Board of Directors of Kulicke and Soffa Industries, Inc.; Matritech, Inc. and Zoll Medical Corporation. He also served as Chairman of the Health Industry Manufacturers Association (1994-1995).



                                        First elected a Director:          1996

                        DIRECTORS CONTINUING IN OFFICE

      TERM EXPIRING AT THE 1998 ANNUAL MEETING OF STOCKHOLDERS (CLASS II)
-------------------------------------------------------------------------------

               Samuel C. Butler, 67, Presiding Partner, Cravath, Swaine &
               Moore


                 Mr. Butler received an A.B. degree from Harvard College, and an LL.B. degree from Harvard Law School where he served on the Harvard Law Review and was a recipient of the Sears Award. Mr. Butler served, in 1954, as law clerk to Mr. Justice Minton of the United States Supreme Court. In 1956, after serving in the U.S. Army, Mr. Butler joined the New York law firm of Cravath, Swaine & Moore, being elected a partner in 1960 and assuming his current position as Presiding Partner in 1980. He served as a trustee of Vassar College (1969-1977) and was a member of the Board of Overseers of Harvard College from 1982-1988 (President of the Board, 1986-
1988). Mr. Butler is a trustee and Vice President of The Culver Educational Foundation and a member of the Board of Trustees of the New York Public Library. He is also a Director of Ashland Inc. and U.S. Trust Corporation.



Chairman:  Audit and Finance Committee   First elected a Director:          1991

--------------------------------------------------------------------------------

                Robert E. Caldwell, 60, Vice President and General Manager, Digital
                Semiconductor Division of Digital Equipment Corporation


                  Mr. Caldwell received his B.S. and M.S. degrees in physics from Arizona State University. After serving in various engineering and product management positions: Dickinson Electronics (1966-1968) and Motorola, Inc. (1968-1975), Mr. Caldwell joined Fairchild Camera & Instrument Corporation, a semiconductor manufacturer, in 1975. He served in various management positions: Engineering Manager (1975-1979);
Business Unit Manager (1979-1981) and General Manager of the Gate Array Division of Fairchild (1981-1983), and was granted two U.S. Patents for silicon wafer processing. In 1983, Mr. Caldwell joined Mostek Corporation, a supplier of semiconductor memory as Senior Vice President of the Diversified Products Division of Mostek, and served in that capacity until 1986. From 1986-1990, Mr. Caldwell served as Senior Vice President and General Manager of the Semiconductor Group of Siemens Components, Inc., manufacturer of electronic and electromechanical components. Since 1990, Mr. Caldwell has been Vice President and General Manager of Digital Semiconductor Division of Digital Equipment Corporation, supplier of networked computer systems, software and services.



Member: Management Development and           First elected a Director:      1996
        Compensation Committee


--------------------------------------------------------------------------------

                Steven Muller, 69, President Emeritus, The Johns Hopkins University


                  Dr. Muller received his undergraduate degree from the
                University of California at Los Angeles and a B.Litt. degree from Oxford University, England, where he studied as a Rhodes Scholar. He received a Ph.D. in political science from Cornell University. From 1954-1955, he served in the United States Army Signal Corps. From 1961 to 1971, Dr. Muller was Associate Professor of Government at Cornell University, during which period he also served as the Director of Cornell's Center for
International Studies (1961-1968) and as Vice President for Public Affairs (1966-1971). In 1971, Dr. Muller joined The Johns Hopkins University as Provost and in 1972, he was elected as President of that University. From 1972 until 1983, Dr. Muller also served as President of The Johns Hopkins Hospital. Dr. Muller left the Presidency and was named President Emeritus of The Johns Hopkins University in 1990. From 1990-1995, Dr. Muller served as Chairman of The 21st Century Foundation, a philanthropic organization dedicated to strengthening ties among democracies. Dr. Muller has served successively as Director, Vice Chairman, and Chairman of the Board of Governors of the Federal Reserve Bank of Richmond (1975-1983). In addition, Dr. Muller serves as Director of the Van Kampen/American Capital Closed End and Common Sense Funds; Beneficial Corporation; the Law Companies Group, Inc.; Alex. Brown Inc.; and Organization Resources Counselors, Inc.; and as Co-Chairman of the American Institute for Contemporary German Studies; Board Member of the Atlantic Council and the German Marshall Fund of the United States; and Chairman of the Board of Trustees of St. Mary's College of Maryland.



Chairman:  Board Organization Nominating     First elected a Director:      1982
           and Public Policy Committee

    NOMINEES FOR ELECTION AS DIRECTOR FOR TERM EXPIRING IN 1999 (CLASS III)
--------------------------------------------------------------------------------

               Charles D. Baker, 68, Professor of Business Administration, Northeastern University


                 Mr. Baker received an A.B. degree from Harvard College and an
               M.B.A. degree from the Harvard Graduate School of Business Administration. Mr. Baker served several years in the United States Navy. In 1955, he joined Westinghouse Electric Corp., where he served in various capacities. In 1961, he became Vice President and Treasurer of United Research, Inc. of Cambridge, Massachusetts. From 1965 through 1969, Mr. Baker was the Vice President and Director of the Transportation Services Group of
Harbridge House, Inc., a research and consulting firm. From 1969 to 1970, Mr. Baker served as Deputy Under Secretary of Transportation for the United States Department of Transportation and from 1970 through 1971, he was Assistant Secretary of Transportation for Policy and International Affairs. In 1971, Mr. Baker returned to Harbridge House, Inc. as its President and he served as its Chairman of the Board from 1974 until 1983. In 1984, Mr. Baker resigned his position as a Millipore Director to serve as Under Secretary of the United States Department of Health and Human Services, a position he held from 1984 to 1985. In the Fall of 1985, Mr. Baker left his Government post and accepted the appointment at Northeastern University and, at the same time, he once again became a Millipore Director. Mr. Baker serves on the board of American Medical Response, Inc., the (Mass.) Group Insurance Commission, the Harvard Medical Center, as well as several public interest organizations.



Member:  Audit and Finance Committee;   First elected a Director:          1979
         Board Organization Nominating
         and Public Policy Committee


--------------------------------------------------------------------------------

               Maureen A. Hendricks, 45, Managing Director, J.P. Morgan & Co.


                 Mrs. Hendricks received her A.B. Degree from Smith College in
               1973, and subsequently attended the Harvard Business School Program for Management Development (1980). In 1973, Mrs. Hendricks joined the New York investment banking firm of J.P. Morgan & Co., where she has served in various management positions within the firm including International Financial Management (1980-1983); U.S. Bank Department (1984-1988) and Structured Finance (1988-1991). From 1991-1993, Mrs. Hendricks
served as the senior manager of the firm's European Equities and Equity Derivatives business in London England, and was a Director of J.P. Morgan Securities Ltd. Mrs. Hendricks returned to New York to serve as the head of the firm's Global Debt Capital Markets and had responsibility for the firm's corporate fixed income activities in North America. In March, 1996, Mrs. Hendricks was named Managing Director in charge of New Business Development of J.P. Morgan. She currently focuses on the firm's business in New Jersey, Pennsylvania and Florida. She is currently a Director of J.P. Morgan Securities, Inc. Mrs. Hendricks also serves on the Board of Directors of the Young Women's Christian Association (YWCA) of New York and the New Jersey Shakespeare Festival.



Member:  Audit and Finance Committee     First elected a Director:          1995

-------------------------------------------------------------------------------

               Thomas O. Pyle, 57, Independent Business Advisor and Corporate Director of
               Healthcare Organizations


                 Mr. Pyle attended Massachusetts Institute of Technology and also studied at the University of Oxford. From 1957-1965, Mr. Pyle served in various capacities in the television production and advertising industries. After receiving his M.B.A. from the Harvard Graduate School of Business Administration in 1967, Mr. Pyle joined the retailing industry and served in various capacities until 1969. From 1969-1972, Mr. Pyle was with the
Boston Consulting Group, Inc., becoming a Vice President in 1971. In 1972, he joined Harvard Community Health Plan, Inc., and was Chief Executive Officer and Director from 1978 to 1991. In 1992, he became Senior Advisor to the Boston Consulting Group, Inc. From October 1993 to September, 1994 Mr. Pyle served as Chief Executive Officer, MetLife HealthCare Management Corp., Inc., subsequent to which he rejoined the Boston Consulting Group, Inc. in his prior capacity as Senior Advisor. Mr. Pyle has served as a Director of Controlled Risk Insurance Company, Ltd. since 1976 (Chairman 1976-1989). He serves as a director of several healthcare organizations including The Codman Research Group; CareWise; Lincare Holdings, Inc; Unilab Corporation; Amisys Health Systems, Inc.; and Access Radiology Corporation.



Member:  Board Organization Nominating   First elected a Director:         1987
         and Public Policy Committee

COMMITTEES, MEETINGS AND FEES OF DIRECTORS

  The Millipore Board of Directors has three standing committees.

  The Audit and Finance Committee is responsible for recommending the selection of the independent accountants; reviewing the scope of and fees for services rendered as well as the results of the independent audit; reviewing matters relating to internal audit functions; establishing policy as to those services which may be performed by Millipore's principal independent accountants; reviewing Millipore's policies and procedures concerning business ethics and internal controls; and reviewing Millipore's annual reports. This Committee also reviews Millipore's short term and long term financial plans, and other matters concerning corporate finance as well as the financial position of the Trust for Millipore Corporation Invested Employee Plans in order to assure that sufficient provision has been made to meet the financial obligations of such plans. The Audit and Finance Committee met three times during 1996.

  The Board Organization, Nominating and Public Policy Committee recommends nominees for election as directors to the full Board of Directors. It also evaluates and makes recommendations with respect to the structure of the Board itself, the responsibilities and membership of the various Committees of the Board, and the role of the Board in relation to management. In addition, it serves a public policy function, which includes consideration of questions of social responsibility. In its nominating capacity, this Committee considers recommendations for nominee candidates from other directors, management and stockholders. Stockholders wishing to submit candidates for consideration as nominees may do so by directing an appropriate letter and resume to Jeffrey Rudin, Vice President and General Counsel of Millipore. The Board Organization, Nominating and Public Policy Committee held three meetings during 1996.

  The Management Development and Compensation Committee is composed of independent directors who are not officers or employees (or former officers or employees) of the Company and do not have "interlocking" or other relationships with Millipore that would detract from their independence as Committee members. It reviews the qualifications of Millipore's officers and nominates them for election by the full Board. It also fixes, subject to approval by the full Board, the annual compensation of the Chief Executive Officer and approves the compensation of all other elected officers. This Committee also considers compensation plans for management and administers Millipore's Management Incentive Plan and equity incentive plans. (See "Management Development Compensation Committee Report on Executive Compensation at Millipore.") It has responsibility for the periodic examination of Millipore's overall compensation structure. In its development capacity, it reviews organizational concepts, the development and promotion potential of Millipore's senior level of management as well as its long range personnel needs and its training and education activities. This committee met four times during 1996.

  During 1996, the Millipore Board of Directors held eight meetings. Members of the Board of Directors received an annual retainer of $17,500 ($19,000 effective April 17, 1997), plus $1,000 for each Directors meeting attended. Directors received an additional $1,000 for each committee meeting attended, and Directors serving as Chair of the committees received an additional $2,500 annual fee. Mr. Zadel receives no compensation, other than that listed in the Summary Compensation Table below, for service as a Director. Directors may elect to defer all or any portion of their fees into Millipore Common Stock deferred compensation stock units (see Footnote (1) to table on p. 19). All Directors attended at least 75% of the Board and relevant committee meetings held during 1996.

  During 1996, Dr. Muller received additional compensation from Millipore of $13,000, for consulting services rendered in the areas of diversity and public policy.

  In addition to the compensation set forth above, "Eligible Directors" (those who are not employees of Millipore) receive stock options to purchase shares of Millipore Common Stock under the terms of the 1989 Stock Option Plan for Non-Employee Directors (the "1989 Plan"). Mr. Zadel is not an Eligible Director. Under the terms of the 1989 Plan, each Eligible Director receives an option to purchase 4,000 shares of Millipore Common Stock on the date of his or her first election, and thereafter automatically receives an additional option to purchase 2,000 shares of Millipore Common Stock at the first Board of Directors meeting following an Annual Meeting of Stockholders. The exercise price of each option is 100% of the fair market value on the date of grant. Each option becomes exercisable in annual cumulative increments of 25% commencing on the first anniversary of the date of grant. In the event of a recapitalization, stock dividend, split-up or combination of shares, merger or consolidation, an appropriate adjustment in the option price and number of shares granted shall be made. Upon termination of service with Millipore, options held by the Eligible Director which are not then exercisable shall terminate, except that exercise of options after termination of service as a director is provided for in cases where such service terminates on retirement or with the consent of Millipore or as a result of incapacity or death.

MANAGEMENT DEVELOPMENT AND COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION AT MILLIPORE

  The Management Development and Compensation Committee of the Board of Directors ("the Committee") has furnished the following report on its policy and procedures with respect to determining compensation for Millipore's executive officers for 1996. This determination was made in December of 1995. The tables and textual information set forth following the report (pp. 13-16) disclose such compensation.

  In establishing the amount of compensation in all forms for the Chief Executive Officer ("CEO") as well as the other executive officers of the Company, the Committee operates pursuant to a set of written "Guiding Principles" most recently revised in December of 1994. Operating pursuant to these Guidelines, the Committee annually establishes total targeted cash compensation (salary plus incentive payment expected to be earned if "target performance" (described below) is met) for the CEO and for the other executive officers as well. The total targeted cash compensation for the CEO is intended to be competitive with those of a group of companies to which Millipore compares itself in terms of pay levels of the CEO and which represent those kinds of companies to which it would look for executive talent (the "Comparables"). Total Cash Compensation is targeted between the midpoint and the midpoint plus 10% of the total cash compensation paid to chief executive officers of the Comparables, adjusted for differences in their revenues from those of Millipore. Total targeted cash compensation for the other executive officers is simultaneously set within the same range by reference to data on officers with similar job responsibilities in other like-sized corporations (not necessarily the Comparables) provided to Millipore by an outside consulting firm, as well as an evaluation of the particular officer's performance during the year. While the CEO Comparables are substantially the same as those used in prior years, they are not all of the same companies that would be included in a peer group established to compare stockholder returns and are not, with one exception, the same companies included in the S&P Manufacturing-Diversified Industrial Index reflected in the performance graph on p. 12.

  Under the Management Incentive Plan which provides the variable portion of target cash compensation, levels of corporate performance are defined in relation to the corporate goals as "threshold" performance (minimum performance for which any incentive payment will be made); "target" performance (typically, the projected corporate performance); and "stretch" (a level of corporate performance considered to be outstanding). If corporate performance is below the target performance, but above the threshold, some incentive payment will be payable but not full target incentive payment; if corporate performance exceeds target, extra incentive payment will be payable. Target incentive opportunities range from 10% to 50% of base salary for participants (approximately 70 people in 1996) depending upon the participant's position and level of responsibility within the Company.

  The Committee approves the mix of corporate financial performance goals (including division and geographic financial performance goals for senior managers having divisional or geographic responsibilities) and individual performance goals that result in the actual incentive payment. Corporate financial performance comprises at least two thirds of the incentive payment entitlement of the CEO and those other executive officers with no divisional or geographical responsibility. Besides approving corporate and divisional goals, the Committee establishes personal goals for the CEO, and reviews the establishment by the CEO of the personal goals for the other executive officers.

  At the time of the submission of the annual corporate budget and based in part on the objectives reflected therein, the Committee reviews and approves for the subsequent year, the corporate performance goals and their respective "weights." At its December 1995 meeting, the Committee approved performance goals relating to growth in Sales, Contribution and Cash Flow for 1996. Growth in Sales was given the most "weight" and Cash Flow the least. The Committee also established 1996 personal goals for the CEO which focused on enhancement of the long-range corporate business planning process, reductions in spending with respect to certain international operations and increase in shareholder value. Further, the Committee reviewed the establishment by the CEO of the personal goals for the other executive officers of the Company, which included long-range product and market development; human resource development and customer satisfaction programs; operating efficiencies and process improvement.

  Upon review of the base salaries paid to the chief executive officers of the Comparables, Mr. Gilmartin's base annual compensation for 1996 was fixed in December 1995 at $500,000. The difference from the base salary he received in 1995 ($525,600) was due to the fact that a greater proportion of his total cash compensation (50% in 1996 versus 25% in 1995) would depend on the Company meeting its targeted performance goals for that year. For the same reason, reductions in the base salaries of three of the other executive officers for 1996 resulted as well. Other base salaries were held level in order to give effect to the future cash bonus opportunities upon achievement of the targets specified in the Incentive Plan.

  Equity compensation consists entirely of non-qualified stock options, a form of equity incentive whereby all value in the stock option is associated with an increase in share value. Options are granted annually at fair market value and become exercisable in cumulative increments of 25% per year on each of the first four anniversaries after the date of the grant and expire ten years after the date of the grant.

  The number of shares for each executive officer is determined by taking a percentage of the targeted total cash compensation and dividing that amount by the fair market value per share on the date of grant. The percentage, which falls within a pre-set range, is set annually by the Committee for the CEO, and by the CEO (subject to approval of the Committee) for the other executive officers and depends in each case on subjective evaluation of the performance of the officer under consideration and, therefore, may vary from year to year. At the same time the Committee takes into account the total number of options previously granted which remain outstanding. The number of options granted to Mr. Gilmartin in December 1995 was 45,000 (pro-rated to the date of his resignation as an executive officer). This was a reduction from the 70,000 options granted the prior year and reflected the substantial increase during 1995 in the price of the Company's Common Stock after giving effect to the two-for-one stock split in June of that year. Similar reductions occurred in the number of stock options granted to the other executive officers.

  In early 1996, John A. Gilmartin announced his resignation as Chairman of the Board, President and Chief Executive Officer of Millipore, effective March 31, 1996, and as a director effective April 18, 1996. On February 20, 1996, the Board of Directors elected C. William Zadel Chairman of the Board, President and Chief Executive Officer of Millipore effective April 1, 1996, and established the compensation to be paid to him during 1996: Annual Base Salary of $500,000; under the Incentive Plan a Target Incentive of $250,000 (if the Company's target incentive goals were met for the year) and a Stretch Incentive of an additional $250,000 (if the Company's stretch incentive goals were met) -- the Base Salary and all incentives to be pro-rated for the nine-month period commencing April 1, 1996. Mr. Zadel also received (effective April 1, 1996) a Restricted Stock award of 25,000 shares of Millipore Common Stock, $1.00 Par Value, under the Company's Long Term Restricted Stock (Incentive) Plan with a five-year vesting period, subject to stockholder approval of the Amendment to that Plan and was also granted an option to purchase 120,000 shares of the Company's Common Stock having a fair market value effective on the date of grant (April 1, 1996) under the Millipore Corporation 1995 Combined Stock Option Plan, subject to stockholder approval of that Plan (see "Summary Compensation Table" and "Stock Options Granted in 1996", pp. 13-15). (Both Plans were approved by stockholders at the 1996 Annual Meeting.) Mr. Zadel would also receive those benefits provided by the Company's Retirement Plan and Participation and Savings Plan as if he met the eligibility requirements for those plans until he actually met such requirements (see Footnote 6 to Summary Compensation Table).

  At its meeting in February, 1997, the Committee reviewed the results of financial operations for 1996 and noted that corporate performance exceeded threshold performance but did not meet target (budget) performance goals for that year. Having determined that personal goals established for the CEO and the other executive officers had been completed satisfactorily, the Committee approved the incentive payments for the eligible group (paid in February of 1997) in the amounts set forth in the Summary Compensation Table below.

  The Management Incentive Plan provides that an award to any one participant cannot exceed $1 million in any one year. The Plan is a stockholders' approved "performance-based" plan under Section 162(m) of the Internal Revenue Code of 1986. Bonus awards under the Plan will be deductible even if they would raise total cash compensation above $1 million for any of the Company's senior executives named in the Summary Compensation Table, if the conditions for deductibility otherwise are met.

  The Committee tests the salary and option decisions which are made for the CEO and for the other executive officers of Millipore by reference to data furnished by outside compensation consultants. These tests involve comparison of short-term and long-term awards made by Millipore with similar awards made by companies in a number of different groups for which statistics are available. The differences between the amounts set by Millipore, using its group of comparables, with those that would be set using other populations of companies have to date been insignificant. Millipore periodically reviews with the assistance of outside experts in executive compensation the method by which it sets both total cash and equity compensation for its executives. The most recent review prior to that of 1994 referred to above was undertaken in 1991 by the Committee with the participation of two other independent members of the Board of Directors.

  The foregoing report has been furnished by the Management Development and Compensation Committee.

                                          John F. Reno, Chairman
                                          Mark Hoffman
                                          Thomas O. Pyle

COMPARATIVE PERFORMANCE GRAPH

  The graph below compares the five-year cumulative total return, including the reinvestment of all dividends, starting from "100" on December 31, 1991 through December 31, 1996, among Millipore, the S&P 500 Index and the S&P Manufacturing-Diversified Industrial Index (including Millipore). It assumes $100 invested on December 31, 1991 in each of the two indices and in Millipore.

                                                S&P
                                            Manufacturing-
Measurement period                           Diversified
(Fiscal Year Covered)           S&P 500      Industrials        MIL
---------------------           -------     --------------      ---

FYE 12/31/91                    $100.00        $100.00        $100.00
FYE 12/31/92                    $107.62        $108.39        $ 97.04
FYE 12/31/93                    $118.46        $131.58        $111.60
FYE 12/31/94                    $120.03        $136.21        $136.58
FYE 12/31/95                    $165.13        $191.80        $234.36
FYE 12/31/96                    $203.05        $264.32        $238.03



  The information which forms the basis for the graph above has been provided by Standard & Poor's Compustat, a division of McGraw-Hill.

EXECUTIVE COMPENSATION

  The following table sets forth all cash compensation as well as certain other compensation paid or accrued through February 21, 1997, to each of the five most highly compensated key policy making executive officers (and Mr. Gilmartin) for services rendered in all capacities to Millipore and its subsidiaries during each of Millipore's fiscal years ended December 31, 1996, 1995 and 1994.

                          SUMMARY COMPENSATION TABLE

                                                                    LONG TERM
                                 ANNUAL COMPENSATION*              COMPENSATION
                              ---------------------------    ------------------------
                                                                     AWARDS**
  NAME AND PRINCIPAL                                         RESTRICTED  SECURITIES    ALL OTHER
      POSITION OR                                SPECIAL       STOCK     UNDERLYING   COMPENSATION
    NUMBER IN GROUP      YEAR SALARY(1) BONUS(2) BONUS(3)    AWARDS(4)  OPTIONS(#)(5)     (6)
  ------------------     ---- --------- -------- --------    ---------- ------------- ------------
 .C.William Zadel         1996 $375,003  $113,538 $      0     $956,250     160,000      $ 32,496
Chairman, President and  1995  000,000         0        0            0           0             0
Chief Executive Officer  1994  000,000         0        0            0           0             0
(4/1/96-12/31/96)
Hideo Takahashi          1996 $295,753  $ 78,144 $      0     $      0      12,700       171,661
Vice President and.      1995  370,583   151,407        0            0      15,400       193,157
President, Nihon         1994  406,422         0        0(3)    68,000      23,800       104,998
Millipore Ltd.
Geoffrey Nunes           1996 $246,156  $ 45,785 $      0     $      0      13,300        39,812
Senior Vice President    1995  285,720   111,429        0            0      15,200        29,090
                         1994  320,000     8,320  190,000            0      24,000        32,388
Douglas B. Jacoby        1996 $249,996  $ 45,725 $      0            0      18,600        38,158
Vice President           1995  249,996    97,500        0            0      17,800        25,026
                         1994  249,996     6,500  190,000            0      26,200        21,288
Michael P. Carroll       1996 $181,680  $ 33,791 $      0     $      0      11,200        25,912
Vice President,          1995  181,680    68,492        0            0      11,000        17,044
Chief Financial Officer  1994  184,997     4,810  190,000       56,000      17,400        15,438
and Treasurer
 ..John A. Gilmartin      1996 $166,668  $ 50,461 $      0            0           0        32,277
Chairman, President and  1995  525,600   427,050        0            0      45,000        55,206
Chief Executive Officer  1994  700,000    18,200  190,000            0      70,000        72,287
(1/1/96-3/31/96)

 . and .. Compensation paid during the periods indicated.

* and ** Column captioned "Other Annual Compensation" (personal benefits and perquisites) has not been included, as compensation in the form of personal benefits for 1996 did not exceed the lesser of $50,000 or 10% of compensation (salary plus bonus) reported above for executive officers individually. Column captioned "Payouts" has not been included because Millipore does not have any long term incentive plans.

(1) Includes amounts deferred pursuant to Section 401(k) of the Internal Revenue Code during the fiscal years specified. Amounts set forth for Mr. Takahashi have been converted from local currency to U.S. dollars based on the foreign currency exchange rate for December 31 in each of the years indicated.

(2) Amounts allocated in 1994 pursuant to the Corporation's Cash Profit Sharing Plan, a bonus plan tied to Millipore's return on average total assets in which all domestic employees of Millipore with at least one year of service participate in proportion to their cash compensation. An allocation of 2.6% of eligible payroll was made in 1994, and paid in 1995. Key executives who participate in the Management Incentive Plan are no longer eligible to participate in the Cash Profit Sharing Plan. Amounts set forth for 1995 and 1996 indicate amounts paid in 1996 and 1997 under the Management Incentive Plan for the achievement of corporate performance and personal goals in 1995 and 1996, respectively.

(3) In connection with the divestitures of the Waters Chromatography and Biosearch Divisions in 1994, and the related downsizing of corporate infrastructure, the Board of Directors at its November meeting authorized the payment of a cash bonus of $190,000 to each of the individuals indicated in the Table as well as three other key members of management, except for Mr. Takahashi who received his bonus directly in shares of Common Stock determined on an after-tax basis. The use of the after-tax proceeds of the bonus was restricted solely to the exercise of previously granted stock options and the payment of taxes occasioned by such exercise. As a result of this and other purchases, as of February 21, 1997, the named individuals in the Table (other than Mr. Gilmartin) own outright Millipore Common Stock having a market value equal to approximately 6 times their 1996 average aggregate base cash compensation.

(4) Determined by multiplying the number of Restricted Shares awarded by the closing price of Millipore Common Stock on the date the Committee approved the grant. On December 31, 1996, the following executive officers held the total number/current market value of Restricted Stock (determined by multiplying the number of shares by the closing price of Millipore Common Stock on December 31, 1996 ($41.375/share)): Mr. Zadel 25,000/$1,034,375;
    Mr. Takahashi 6,800 shares/$281,350 and Mr. Carroll, 5,800 shares/$239,975. Dividends are paid on Restricted Stock at the same rate as are paid to all stockholders.

(5) Stock options are granted by the Committee in December of each year and relate to the cash compensation of the named executive officer for the following year. (See "Stock Options Granted in 1996" and "Management Development and Compensation Committee Report on Executive Compensation at Millipore.")

(6) Includes: (a) amounts contributed by the Company under its tax-qualified defined contribution profit sharing plan to Messrs. Nunes, Jacoby, and Carroll of $9,996 each; (b) Company "matching" contributions on compensation deferred pursuant to its tax-qualified plan under Section 401(k) of the Internal Revenue Code of $4,135, $4,125, $1,495 and $3,500
    to Messrs. Nunes, Jacoby, Carroll and Gilmartin, respectively; (c) total amounts deferred under the Company's non-qualified supplemental defined contribution and savings plans to provide certain executives with benefits that would otherwise be lost by reason of restrictions imposed by the Internal Revenue Code limiting the amount of compensation which may be deferred under tax-qualified plans: $25,681; $24,037, $14,421 and $28,777, to Messrs. Nunes, Jacoby, Carroll and Gilmartin, respectively; and (d) amounts accrued in a non-qualified deferred compensation account to provide Mr. Zadel with those benefits provided by the Company's defined contribution and defined benefit plans as if he met the eligibility requirements for those plans for that period of time until he actually meets such requirements. Amounts included for Mr. Takahashi represent annual accruals by Nihon Millipore Ltd. for a retirement allowance under the Nihon Millipore Ltd. Retirement Plan. (See "Pension Plans" at p. 17).

STOCK OPTIONS GRANTED IN 1996

  The following table shows, as to those executive officers of Millipore listed in the Summary Compensation Table (i) the number of shares of Millipore Common Stock, $1.00 par value, subject to stock options granted under the Millipore Corporation 1995 Combined Stock Option Plan ("1995 Plan") during the period January 1, 1996 - December 31, 1996, (ii) the percentage that each grant represents of the total number of shares subject to stock options granted under the 1995 Plan to all employees during the period; (iii) the exercise price; (iv) the expiration date and (v) the present value per option at the date of grant (December 12, 1996) of the options granted using the Black-Scholes methodology. Under the 1995 Plan, no options may be granted to Directors who are not employees of Millipore.

                                                     INDIVIDUAL GRANTS (1)
                         ------------------------------------------------------------------------------
                              NUMBER OF         % OF TOTAL
                             SECURITIES       OPTIONS GRANTED                          GRANT DATE
                             UNDERLYING        TO EMPLOYEES    EXERCISE OR EXPIRATION PRESENT VALUE
NAME                     OPTIONS GRANTED (#) IN 1996 ($/SHARE) BASE PRICE     DATE    ($12.79) (2)
----                     ------------------- ----------------- ----------- ---------- -------------
C. William Zadel........       120,000             24.4%         $38.25      4/1/2006  $1,534,800
                                40,000              8.1%         $42.00    12/12/2006     511,600
Hideo Takahashi.........        12,700              2.6%         $42.00    12/12/2006     162,433
Geoffrey Nunes..........        13,300              2.7%         $42.00    12/12/2006     170,107
Douglas B. Jacoby.......        18,600              3.8%         $42.00    12/12/2006     237,894
Michael P. Carroll......        11,200              2.3%         $42.00    12/12/2006     143,248
John A. Gilmartin.......             0

--------
(1) The 1995 Plan provides that all options shall be exercisable at a price of not less than 100% of the fair market value of Millipore Common Stock on the date of grant, subject to adjustment by the Board of Directors to reflect stock splits or stock dividends. Options become exercisable in annual cumulative increments of 25% commencing on the first anniversary of the date of grant and all options expire no later than 10 years after the date of grant. Options expire upon termination of employment, except that exercise after termination of employment is provided for in cases where employment terminates on retirement or with the consent of Millipore or as a result of incapacity or death. Options can be exercised by delivery of cash or shares of Millipore Common Stock having a fair market value on the date of delivery equal to the full purchase price. In the event of certain corporate transactions or a change in the composition of the Board of Directors giving rise to an "impending change of control" all options previously granted to certain executive officers become immediately exercisable (see "Executive Termination Agreements" below).

(2) The fair market value of each option granted is estimated on the date of the grant using the Black-Scholes model with the following weighted average assumptions in 1996: risk free interest rate of 7%; expected life of five years; expected volatility of 25% and expected annual dividend increase of $.04 per year.

AGGREGATED OPTION EXERCISES IN FISCAL YEAR 1996 AND DECEMBER 31, 1996 VALUES OF UNEXERCISED STOCK OPTIONS

  The following table shows, as to those executive officers of Millipore listed in the Summary Compensation Table above, information with respect to unexercised options to purchase Millipore Common Stock granted in 1996 and prior years under the 1995 Plan (and the predecessor 1985 Combined Stock Option Plan).

                                                          NUMBER OF SECURITIES  VALUE OF UNEXERCISED
                                                         UNDERLYING UNEXERCISED IN THE MONEY OPTIONS
                                                          OPTIONS AT 12/31/96     AT 12/31/96 (2)
                         SHARES ACQUIRED      VALUE           EXERCISABLE/          EXERCISABLE/
NAME                     ON EXERCISE (#) REALIZED ($)(1)     UNEXERCISABLE         UNEXERCISABLE
----                     --------------- --------------- ---------------------- --------------------
C. William Zadel........          0                0                  0/                      0/
                                                                160,000                $375,000

Hideo Takahashi.........      4,790         $ 95,800             76,600/            $ 1,724,241/
                                                                 38,900                 319,621

Geoffrey Nunes..........          0                0            148,546/            $ 3,436,857/
                                                                 45,950                 476,422

Douglas B. Jacoby.......     14,670         $356,908             74,050/            $ 1,613,894/
                                                                 53,050                 473,269

Michael P. Carroll......     34,020         $788,894             11,650/            $   196,610/
                                                                 30,350                 237,481

John A. Gilmartin.......          0                0            589,000/            $14,156,469/(2)
                                                                 71,250               1,290,718

--------
(1) Measured by the difference between the exercise price of the option and the fair market value of Millipore Common Stock on the date of exercise (prior to the payment of taxes).

(2) Measured by the difference between the closing market value of Millipore Common Stock on December 31,1996 ($41.375 per share) and the exercise price of the option (prior to the payment of taxes). Under the terms of the Company's Combined Stock Option Plans, options granted to Mr. Gilmartin provided for a period (the earlier of five years, or the expiration date of the options) following the date of his resignation as an officer of the Company, in which to exercise previously granted options.

PENSION PLANS

  The table below shows the estimated annual benefits payable in 1996 under the Retirement Plan and the Supplemental Plan. Retirement benefits shown are based upon retirement at age 65 and the payment of a single life annuity, to persons in the specified compensation and years of service categories:

                                         ESTIMATED ANNUAL MINIMUM RETIREMENT
  AVERAGE EARNINGS DURING FIVE     BENEFITS FOR INDICATED YEARS OF CREDITED SERVICE
  HIGHEST CONSECUTIVE YEARS IN     ------------------------------------------------
FIFTEEN YEARS PRIOR TO RETIREMENT    15      20      25    30 (AND MORE THAN 30)(1)
---------------------------------  ------- ------- ------- ------------------------
    $125,000.....................   25,326  33,785  42,193          50,652
    $150,000.....................   30,764  41,039  51,252          61,527
    $175,000.....................   36,201  48,292  60,311          72,402
    $200,000.....................   41,639  55,546  69,370          83,277
    $225,000.....................   47,076  62,799  78,429          94,152
    $250,000.....................   52,514  70,053  87,488         105,027
    $300,000.....................   63,389  85,560 105,605         126,777
    $400,000.....................   85,139 113,575 141,841         170,277
    $450,000.....................   96,014 128,082 159,959         192,027
    $500,000.....................  106,889 142,589 178,076         213,777
    $550,000.....................  117,764 157,097 196,194         235,527
    $600,000.....................  128,639 171,604 214,312         257,277
    $650,000.....................  139,514 186,111 232,430         279,027
    $700,000.....................  150,389 200,618 250,547         300,777
    $750,000.....................  161,264 215,126 268,665         322,527
    $800,000.....................  172,139 229,633 286,783         344,277

--------
(1) There is no additional benefit payable under the Retirement Plan for years of service in excess of 30.

  The Retirement Plan for Employees of Millipore Corporation ("Retirement Plan") is a tax-qualified defined benefit "floor" plan which is designed to coordinate with the benefits available to participants under the Company's tax-qualified defined contribution profit sharing plan ("Participation Plan") to provide certain retirement benefits to eligible employees. An eligible employee receives benefits under the Retirement Plan to the extent that the benefits under the Participation Plan are inadequate to provide the minimum level of benefits specified by the Retirement Plan. There is no deduction or offset from benefits payable to employees under the Retirement Plan for amounts employees receive from Social Security or other sources. The Retirement Plan provides a minimum level of benefits based on age, service and earnings prior to retirement (which earnings are computed in the same manner as the cash compensation amounts set forth in the Summary Compensation Table) with a reduction in the benefit formula for less than thirty years of service. The benefits set forth in the Table above represent the minimum level of benefits specified by the Retirement Plan formula (without any offset for the Participation Plan balance).

  Millipore also maintains a supplemental non-qualified plan (the
"Supplemental Plan") to provide certain executive employees with benefits that would otherwise be lost by reason of restrictions imposed by the Internal Revenue Code limiting the amount of retirement benefits and deferred compensation which may be received under the Company's tax-qualified plans.

  Officers participate in the Retirement Plan on the same basis as other Millipore employees. As of December 31, 1996 full years of credited service under the Retirement Plan for certain officers were: Mr.

Nunes -- 20 years; Mr. Jacoby -- 21 years and Mr. Carroll -- 10 years. Mr. Takahashi, who is ineligible to participate in the Retirement Plan for U.S. employees, participates in the Nihon Millipore Directors Retirement Plan (the "Nihon Retirement Plan") for certain members of senior management (currently seven participants) of Nihon Millipore Ltd. Nihon Millipore Ltd. accrues amounts annually based on a percentage of the participant's annual salary. The Nihon Retirement Plan provides a basic retirement allowance for participants based on factors including final monthly salary, length of service and positions held within Nihon Millipore Ltd. during employment. Payments are made in one lump sum upon retirement.

EXECUTIVE TERMINATION AGREEMENTS

  Millipore has entered into agreements with Messrs. Zadel, Nunes, Jacoby and Carroll, as well as three other executive officers, to provide them with certain severance benefits in the event of an actual or impending "Change of Control" of Millipore. In substance, a Change of Control shall be deemed to have occurred when any person becomes the beneficial owner, directly or indirectly, of 20% of Millipore's then outstanding Common Stock or if those members who constituted a majority of the Board of Directors cease to be so. An "Impending Change of Control" means any event or circumstances which gives rise to a threat or likelihood of a Change of Control, whether or not it is approved by Millipore's management or directors.

  The executive officers who have entered into agreements with Millipore will be provided with benefits in the event that their employment with Millipore is terminated pursuant to or following a Change of Control. Each agreement provides that if the executive officer remains in Millipore's employ for at least 6 months following an event giving rise to an Impending Change of Control and, pursuant to or following a Change of Control, the employment of the executive officer is terminated, the executive officer will then receive the severance benefits. Generally, these benefits include: a lump sum termination payment equal to two times the highest amount of total cash compensation received in any twelve month period during the past 3 years (if such provisions had been triggered during 1996, the amounts payable to Messrs. Zadel, Nunes, Jacoby and Carroll would have been $977,082, $1,036,640, $892,292 and $759,614, respectively) and a supplemental retirement benefit at age 65 for those executives whose tenure with Millipore at the time of such termination is less than that required under the Retirement Plan for full retirement benefits to make up either in whole or in part for any such shortfall. Further, in the event of an Impending Change of Control, options for purchase of shares of Common Stock become exercisable immediately and executive officers are given the right to sell to Millipore all shares held (or acquired within 90 days following a Change of Control) at a price equal to the highest price paid within 90 days prior to the exercise of such right.

                      OWNERSHIP OF MILLIPORE COMMON STOCK

MANAGEMENT OWNERSHIP OF MILLIPORE COMMON STOCK

  The following table sets forth information concerning the number of shares of Millipore Common Stock, $1.00 par value, beneficially owned, directly or indirectly, as of February 21, 1997, by each Director or nominee; each of the five most highly compensated executive officers and all directors and executive officers as a group. This information is based on information provided by each Director, nominee and executive officer and the listing of such securities is not necessarily an acknowledgment of beneficial ownership. Unless otherwise indicated by footnote, the Director, nominee or officer held sole voting and investment power over such shares.

               NAME OF                     AMOUNT AND NATURE OF
           BENEFICIAL OWNER            SHARES BENEFICIALLY OWNED (1) % OF CLASS
           ----------------            ----------------------------- ----------
  Charles D. Baker....................             17,400                 *
  Samuel C. Butler....................             21,236                 *
  Robert E. Caldwell..................              1,000                 *
  Michael P. Carroll..................             30,703                 *
  Maureen A. Hendricks................              2,963                 *
  Mark Hoffman........................             21,000                 *
  Douglas B. Jacoby...................             86,762                 *
  Steven Muller.......................             11,800(2)              *
  Geoffrey Nunes......................            193,836                 *
  Thomas O. Pyle......................             23,471                 *
  John F. Reno........................             11,802                 *
  Hideo Takahashi.....................            138,060                 *
  C. William Zadel....................             56,716                 *
  All Directors and Executive Officers
   as a Group (16 persons including
   those listed above)................            652,619               1.5

--------
* None of these officers or directors owns as much as 1.0% of Millipore Common Stock.

(1) Included in the shares listed as beneficially owned are (i) deferred compensation stock units held in Deferred Compensation Accounts for four directors and shares subject to stock options under the Millipore Corporation 1989 Stock Option Plan for Non-Employee Directors which the following directors have the right to acquire within 60 days: Messrs. Baker, Hoffman and Pyle, 15,000 shares each; Mr. Butler and Dr. Muller, 11,000 shares each; Mr. Reno, 6,000 shares and Mrs. Hendricks, 1500 shares; and (ii) shares subject to stock options under the Millipore Corporation 1995 Combined Stock Option Plan (and the predecessor 1985
    Plan) which the following executive officers have the right to acquire within 60 days: Mr. Zadel, 30,000 shares; Mr. Takahashi, 76,600 shares; Mr. Nunes, 148,546 shares; Mr. Jacoby, 74,050 shares and Mr. Carroll, 11,650 shares. Also included are 448,021 shares subject to acquisition by Directors and Officers within 60 days through the exercise of stock options and 18,937 deferred compensation stock units held by those directors who have elected to defer all or part of their compensation until their retirement from the Board.

(2) Of shares shown as owned by Dr. Muller, 800 are held for his benefit under a deferred compensation plan maintained by the John Hopkins University. Dr. Muller does not have voting power over these shares.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Section 16(a) of the Securities Exchange Act of 1934 requires Millipore's Directors and Officers and persons who own more than 10 percent of Millipore's Common Stock to file with the Securities and Exchange Commission and the New York Stock Exchange initial reports of ownership and reports of changes in ownership of Millipore Common Stock. Millipore is required to disclose in its proxy statement any failure to file these reports by the required due dates. All of these filing requirements were satisfied, except for Mr. Takahashi who failed to file on a timely basis one Form 4 relating to two transactions. Millipore has relied solely on written representations of its Directors and Officers and copies of the reports they have filed with the Securities and Exchange Commission.

OTHER PRINCIPAL HOLDERS OF MILLIPORE COMMON STOCK

  As of February 21, 1997 the following person is believed by Millipore to be the beneficial owner of more than 5% of Millipore Common Stock, Millipore's only class of voting securities:

                                                       AMOUNT AND NATURE PERCENT
                     NAME AND ADDRESS                    OF BENEFICIAL     OF
                    OF BENEFICIAL OWNER                    OWNERSHIP      CLASS
                    -------------------                ----------------- -------
     Regents of the University of California..........     2,217,600      5.12%
      300 Lakeside Drive
      Oakland, CA 94612

  The foregoing information is based upon a Schedule 13G report filed with the Securities and Exchange Commission by the above beneficial owner in January, 1997.

                                  ACCOUNTANTS

  Since 1970, Coopers & Lybrand L.L.P. ("Coopers & Lybrand"), independent public accountants, have reported on Millipore's annual financial statements, based on the recommendation of the Audit and Finance Committee of the Board of Directors. The Audit and Finance Committee has elected Coopers & Lybrand as Millipore's independent public accountants for fiscal 1996 and has also reviewed and approved the scope and nature of the services to be performed for Millipore by that firm. Representatives of Coopers & Lybrand are expected to be present at the Annual Meeting to make a statement if they wish to do so, and to respond to appropriate stockholder questions. See "Management and Election of Directors" for names of those Directors comprising the Audit and Finance Committee.

  Millipore's financial statements for 1996 were examined and reported upon by Coopers & Lybrand. In connection with this examination they also reviewed Millipore's Annual Report, its quarterly financial statements and its filings with the Securities and Exchange Commission, examined and reported upon the financial statements of Millipore's retirement plans, and provided consultation concerning the financial statement implications of various matters under consideration.

                             STOCKHOLDER PROPOSALS

  The deadline for receipt of stockholder proposals for inclusion in Millipore's 1998 Proxy Statement is November 22, 1997. To be included, all proposals must be in conformity with the rules of the Securities and Exchange Commission and must be received by Millipore at 80 Ashby Road, Bedford, Massachusetts 01730. Attention: Jeffrey Rudin, Vice President and General Counsel, on or before the foregoing date.

                            FORM 10-K ANNUAL REPORT

  Stockholders may obtain without charge a copy of Millipore's Annual Report on Form 10-K for the year ended December 31, 1996, by writing to Geoffrey E. Helliwell, Director of Investor Relations, Millipore Corporation, 80 Ashby Road, Bedford, Massachusetts 01730.

                                OTHER BUSINESS

  The Board of Directors is not aware of any other business to come before the Annual Meeting. However, if other matters properly come before the meeting, it is the intention of the persons named in the enclosed form of proxy to vote such proxy in accordance with their judgment as to such matters.

                                          Millipore Corporation

March 21, 1997

                             MILLIPORE CORPORATION

                 ANNUAL MEETING OF STOCKHOLDERS APRIL 17, 1997



P
R
O          The undersigned hereby constitutes and appoints MICHAEL P. CARROLL,
X     GEOFFREY NUNES AND JEFFREY RUBIN and each of them singly, proxies and
Y attorneys of the undersigned with full power of substitution, to vote all shares of Common Stock of Millipore Corporation ("Millipore") held by the undersigned or in respect of which the undersigned would be entitled to vote or act at the Annual Meeting of Stockholders of Millipore to be held in Bedford, Massachusetts on April 17, 1997 and at any adjournments of said meeting (except as expressly limited on the reverse side) which the undersigned would possess if personally present. All proxies heretofore given by the undersigned in respect of said meeting are hereby revoked.



                                                             _______________
                                                               SEE REVERSE
                     (CONTINUED ON REVERSE SIDE)                   SIDE
                                                             _______________

[X] PLEASE MARK
    VOTES AS IN
    THIS EXAMPLE.


    THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS AND UNLESS OTHERWISE SPECIFIED IN THE BOXES PROVIDED, THIS PROXY WILL BE VOTED IN FAVOR OF ALL NOMINEES, AND IN THE DISCRETION OF THE NAMED PROXIES AS TO ANY OTHER MATTER THAT MAY COME BEFORE THE MEETING.

    1. Election of Directors

    The undersigned GRANTS authority to elect as directors the following nominees:

    NOMINEES:  Mark Hoffman, John F. Reno, C. William Zadel

                  [_]    FOR        [_] WITHHELD
                         ALL            FROM ALL
                      NOMINEES          NOMINEES


    [_]_______________________________________
        For all nominees except as noted above



    Signature: ___________________________ Date: ___________



           MARK HERE
          FOR ADDRESS [_]
          CHANGE AND
          NOTE AT LEFT



    Please sign exactly as name appears hereon. Joint Owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.



    Signature: ___________________________ Date: ___________